EXHIBIT 21


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UPGRADE  INTERNATIONAL

SUBSIDIARIES  OF  UPGRADE  INTERNATIONAL.



             SUBSIDIARY                        OWNERSHIP                      STATE OF INCORPORATION
-------------------------  -------------------------------------------------  ----------------------
Ultracard Inc.             53% owned subsidiary of Upgrade International      Nevada
EforNet                    Wholly owned subsidiary of Upgrade International   California
cQue Corporation           51% owned subsidiary of Upgrade International      Washington
Global Cybersystems        50% owned subsidiary of Upgrade International and
                           50% owned subsidiary of Ultracard, Inc.            Washington
Global Cybersystems S.A.   50% owned subsidiary of Upgrade International and
(a Swiss Company)          50% owned subsidiary of Ultracard, Inc.            Switzerland
Global Cybersystems PLC    80% owned subsidiary of Global Cybersytems S.A.
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